Exhibit 99.1

KKR & CO. INC.
UNAUDITED PRO FORMA FINANCIAL INFORMATION

On July 1, 2018, KKR & Co. Inc. (the “Company”) completed its conversion (the “Conversion”) from a Delaware limited partnership named KKR & Co. L.P. into a Delaware corporation named KKR & Co. Inc.

The following unaudited pro forma financial information is based on the historical consolidated financial statements of the Company and is intended to provide information about how the Conversion may have affected the Company’s historical consolidated financial statements if it had occurred as of January 1, 2017, in the case of the unaudited pro forma statements of operations for the year ended December 31, 2017 and for the nine months ended September 30, 2018.  An unaudited pro forma statement of financial condition as of September 30, 2018 is not presented because the Conversion is already reflected in the Company’s statement of financial condition as of such date.  The unaudited pro forma statement of operations for the year ended December 31, 2017 does not reflect the one-time tax benefit to record the initial deferred tax asset that was realized upon Conversion.  Additionally, the unaudited pro forma statement of operations for the year ended December 31, 2017 has been adjusted to exclude the impact of the Tax Cuts and Jobs Act, which was enacted in December 2017 (the “2017 Tax Act”), in order to present the pro forma tax expense based on the statutory rate in effect for 2017, which included the U.S. federal corporate tax rate of 35%.

The unaudited pro forma financial information and the pro forma adjustments described in the footnotes should be read in conjunction with the Company’s historical financial statements and the accompanying notes contained in the Company’s annual report on Form 10-K for the year ended December 31, 2017 and its quarterly report on Form 10-Q for the quarter ended September 30, 2018. The unaudited pro forma financial information is based on available information and assumptions that the Company believes are reasonable. The unaudited pro forma financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what the Company’s financial condition or results of operations would have been had the Conversion occurred on the dates indicated.  The unaudited pro forma financial information also should not be considered indicative of the Company’s future financial condition or results of operations.

KKR & CO. INC.
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
(Amounts in Thousands, Except Share and Per Share Data)

	For the Year Ended December 31, 2017
	As Reported	Adjustment relating to the Conversion		Adjustments relating to the Change in Statutory Tax Rate		Pro Forma
Statement of Operations Data:
Total Revenues	$3,282,265					$3,282,265
Total Expenses	2,336,692					2,336,692
Total Investment Income (Loss)	1,838,795			(67,221)	(3)	1,771,574
Income (Loss) Before Taxes	2,784,368			(67,221)		2,717,147
Income Tax Expense (Benefit)	224,326	366,347	(1)	(97,915)	(4)	492,758
Net Income (Loss)	2,560,042	(366,347)	(1)	30,694		2,224,389
Net Income (Loss) Attributable to Redeemable Noncontrolling Interests	73,972					73,972
Net Income (Loss) Attributable to Noncontrolling Interests	1,467,765					1,467,765
Net Income (Loss) Attributable to KKR & Co. Inc.	1,018,305	(366,347)	(1)	30,694		682,652
Series A Preferred Stock Dividends	23,288					23,288
Series B Preferred Stock Dividends	10,076					10,076
Net Income (Loss) Attributable to KKR & Co. Inc. Class A Common Stockholders	$984,941	(366,347)	(1)(2)	30,694	(3)(4)	$649,288

Net Income (Loss) Attributable to KKR & Co. Inc. Per Share of Class A Common Stock
Basic	$2.10	$(0.78)	(1)	$0.07		$1.39
Diluted	$1.95	$(0.73)	(1)	$0.06		$1.28
Weighted Average Shares of Class A Common Stock Outstanding
Basic	468,282,642					468,282,642
Diluted	506,288,971					506,288,971

(1) This adjustment represents the incremental tax expense that would have been incurred had the Company been classified as a corporation for U.S. federal tax purposes as of January 1, 2017.  This amount includes only the incremental tax expense using the U.S. federal corporate tax rate of 35% prior to the 2017 Tax Act, and excludes the impact of the 2017 Tax Act as well as the one-time tax benefit to record the initial deferred tax asset that was recognized upon the Conversion.

(2) The one-time tax benefit and one-time tax expense that were recognized upon the Conversion and the impact of the 2017 Tax Act are not included in the pro forma adjustments. The one-time tax benefit that was recognized upon the Conversion has been excluded because, due to the 2017 Tax Act and the change in the U.S. federal corporate tax rate from 35% to 21% effective January 1, 2018, the amount of deferred taxes that would have been recorded had the Conversion occurred as of January 1, 2017 would not be representative of the deferred tax asset that was recorded as of the Conversion date of July 1, 2018. Similarly, including the one-time tax expense that would have been realized in order to reflect the reduction of the deferred tax asset due to the change in the U.S. federal corporate tax rate would also not be representative of the incremental tax expense the Company may incur as a result of the Conversion.

(3) As a result of the 2017 Tax Act, the as-reported Total Investment Income included approximately $67 million of income to reflect lower expected tax benefit payments under the tax receivable agreement resulting from the change in the U.S. federal corporate tax rate from 35% to 21%. In order to present the pro forma net income based on the statutory tax rate in effect for 2017, this amount is reversed.

(4) As a result of the 2017 Tax Act, the as-reported Income Taxes included additional tax expense of approximately $98 million related to the reduction of the deferred tax asset resulting from the change in the U.S. federal corporate tax rate from 35% to 21% and the estimated one-time tax on previously unremitted foreign earnings. In order to present the pro forma tax expense based on the statutory tax rate in effect for 2017, this amount is reversed.

KKR & CO. INC.
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
(Amounts in Thousands, Except Share and Per Share Data)

	For the Nine Months Ended September 30, 2018
	As Reported	Adjustments relating to the Conversion				Pro Forma
Statement of Operations Data:
Total Revenues	$2,573,892					$2,573,892
Total Expenses	1,851,741					1,851,741
Total Investment Income (Loss)	2,748,604					2,748,604
Income (Loss) Before Taxes	3,470,755					3,470,755
Income Tax Expense (Benefit)	(50,804)	159,301	(1)	257,070	(2)	365,567
Net Income (Loss)	3,521,559	(159,301)	(1)	(257,070)		3,105,188
Net Income (Loss) Attributable to Redeemable Noncontrolling Interests	19,894					19,894
Net Income (Loss) Attributable to Noncontrolling Interests	1,985,961					1,985,961
Net Income (Loss) Attributable to KKR & Co. Inc.	1,515,704	(159,301)	(1)	(257,070)		1,099,333
Series A Preferred Stock Dividends	17,466					17,466
Series B Preferred Stock Dividends	7,557					7,557
Net Income (Loss) Attributable to KKR & Co. Inc. Class A Common Stockholders	$1,490,681	(159,301)	(1)	(257,070)	(2)	$1,074,310

Net Income (Loss) Attributable to KKR & Co. Inc. Per Share of Class A Common Stock
Basic	$2.94	$(0.31)	(1)	$(0.51)		$2.12
Diluted	$2.83	$(0.30)	(1)	$(0.49)		$2.04
Weighted Average Shares of Class A Common Stock Outstanding
Basic	507,981,387					507,981,387
Diluted	528,466,390					528,466,390

(1) This adjustment represents the incremental tax expense that would have been incurred had the Company been classified as a corporation for U.S. federal tax purposes for the period January 1, 2018 through June 30, 2018. The pro forma tax expense for this period reflects the tax rates enacted under the 2017 Tax Act.

(2) This adjustment represents the removal of the one-time $257.1 million net tax benefit recognized on the date of the Conversion resulting from the step up in tax basis of certain assets.